UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C., 20549

Form 10SB 12g/A

Amendment 3

GENERAL FORM FOR REGISTRATION OF

SECURITIES OF SMALL BUSINESS ISSUERS

Under Section 12(b) or 12(g) of the Securities Exchange Act of 1934

 CAPITALCONNECTION, INC                                                                                                                                            (Name of Small Business Issuer in its charter)

DELAWARE                                                                                                 52-2177271                                                              (State or other jurisdiction of                                                                     (IRS Employer Identification                                incorporation or organization)                                                                    no.)

801 Bay Drive, Suite 431, Largo FL                                                            33770                                                                   (Address of Principal Office)                                                                       (Zip)

Issuer's telephone number:                (800) 344-5428

Securities to be registered pursuant to 12(b)of the Act.

Title of each class                                                   Name of each exchange on which  registered                                                     None

Securities to be registered pursuant to 12(g) of the Act.

Title of each class                                                    Name of each exchange on which registered                                                   Common Voting Stock                                            None

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A.  DESCRIPTION OF BUSINESS

Business :

Capital Connection, Inc. ("CCI" or the "Company") is a financial services company operating in the United States. The Company through its agreement with Capital Leasing Corporation ("CLC"), a copy of which is attached as an exhibit to this registration statement, and its network of banks and financial institutions, brokers, sells and services lease agreements to business enterprises. The Company generally brokers small ticket leases (leases less than $75,000) and although it has yet to enter into a lease agreement, in excess of $225,000 it has the capability to broker  leases between $225,000 and $1MM dollars through the financial institutions provided through the CLC Agreement.

Currently, the Company brokers about 95% of the lease applications it receives. In the past two (2) fiscal years, the Company did not originate any self-funded leases, however, during that time it earned commissions from its brokerage activity. In 2001, the Company brokered an aggregate of $460,540 of lease funding. Of these leases 15 were valued at under $10,000, 12 were valued between $10,000 and $20,000, and 4 were between $20,000 and $50,000.

Beginning in January 2002, the Company began to self-fund leases. As of February 2002, the Company has self-funded seven (7) leases with the aggregate amount of $110,410.00. In addition, the Company has brokered a total of thirty-eight (38) leases in the aggregate of an additional $690,000.

The Company plans for the future include decreasing its reliance on brokered lease agreements in favor of greater self-funded lease agreements, and broadening of its web services to include loans, and credit cards. To successfully complete this plan, the Company, in the first instance plans to rely on capital obtained through its earned commissions on brokeredleases to self-fund future leases. In terms of expanding its web site services, the Company is negotiating with a number of financial institutions with which it has brokered lease financing to provide these services.

CCI was originally formed as a sole-proprietorship in May 1998.  The Company was later incorporated on February 28, 1999 under the laws of the State of Delaware. It has not merged with nor acquired other business entities, although it may chose to do so in the future. The Company has not undergone any bankruptcies, or any other similar proceedings, nor has it purchased or sold any material assets outside of its normal business practice.

The Company was organized to create and develop a financial service network on the Internet, which will serve as a "one-stop" site to link consumers (borrowers) with businesses (lenders) to meet their financial needs.  Its network consists of financial institutions provided through the Company's agreement with Capital Leasing Corporation and the business entities that require equipment leases that visit the Web site.

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The Company operates a web site to match lenders and borrowers, and is currently administering, for the calendar year 2002, eight hundred thousand ($800,000)dollars in equipment leasing. Approximately seven hundred thousand ($700,000) dollars are through "matching services," which include a number of banks and leasing companies.  In addition, the Company is servicing one hundred thousand ($100,000) dollars as self-funded leases.

The Company's customers consist of small (revenues less than $1MM) to mid-size (between $1MM and $10MM in revenues) businesses. Currently approximately 90% of the Company's customers are small sized business entities, with the remaining 10% made up of mid-sized companies.  These customers come to CCI via the telephone, mail and Web site seeking financing from various financial institutions that have traditionally provided such services. These borrowers include businesses with credit ratings ranging from excellent to impaired or unsubstantiated.

While approximately ninety (90%) of the Company's borrowers would be considered excellent credit risks. It is important to note, however, that the term "excellent credit" varies by lender and fluctuates interest rates, but in general include such factors as no bankruptcies, foreclosures, repossessions, judgments and revolving debt (usually credit cards) balances less than 40% of the maximum available credit line, a timely payment history and continued business operations for at least two (2) years. Many lenders require small businesses to provide other "collateral" than the equipment being leased. Additionally, it opens the opportunity for small businesses, which may not qualify otherwise to take advantage of tax laws that favor leasing over ownership.  Through Verisign, CCI provides a secure marketplace for the lease funding services between individuals and businesses. These markets in the past have been generally been limited to regionalized financing sources, and ultimately limit the business owners' financing opportunities. The Company's Internet presence broadens this marketplace so that the business owner will truly have an opportunity for a variety of financial options. In addition to the lease funding already available, the Company plans in the future  to provide businesses with  such services as lines of credit, mortgages and factoring agreements.

Since the Company was formed in spring 1998, it has developed its web site and its relationship with CLC and most recently has begun, in addition to brokering lease funding, self-funding of small lease commitments. While the first year was spent almost entirely in start-up and development, the Company in its second year began earning commissions on its brokerage activity, and has since January earned sufficient commissions to successfully self-fund seven (7) leases all under $50,000.

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B. BUSINESS OF THE ISSUER

1.    Industry Background

Equipment financing has emerged, as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically to meet their equipment needs. By not only offering traditional services but also adding the capability to have on-line financing available, the Company opens the door at a worldwide level.

International Data Corporation ("IDC") estimates that the number of Web users will grow from approximately 69 million worldwide in 1997 to approximately 320 million worldwide by the end of 2002. This growth is expected to be driven by the large and growing number of personal computers ("PC's") installed in homes and offices, the decreasing cost of PC's, easier, faster and less expensive access to the Internet, improvements in network infrastructure, the proliferation of Internet content, the increasing familiarity and acceptance of the Internet by both businesses and individual consumers. The Internet possesses a number of unique characteristics that differentiate the Internet from traditional media; users communicate or access information without geographic or temporal limitations; allows for instantaneous interaction with a single individual or with entire groups of individuals. As a result of these characteristics, Web usage is expected to continue to grow rapidly.  The growing adoption of the Internet represents an enormous opportunity for businesses to conduct commerce. While companies initially focused on facilitating and conducting transactions between businesses over the Internet, a number of companies more recently have focused on facilitating a wide variety of business-to-consumer transactions. Typically these companies use the Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence to complete purchases, such as books, CD's, videocassettes, automobiles, home loans, airline tickets, online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments  required to build a number of local retail presences, manage a distribution infrastructure or develop the printing and mailing infrastructure associated with traditional direct marketing activities. While companies have generally focused on applying these benefits in business-to-business and business-to-consumer transactions, the Company believes that by applying the same techniques to financing, a significant market opportunity exists to facilitate business-to-business and business-to-consumer financing over the Internet.

Products and Services

CCI's secured on line Web site provides access to equipment lease services to small and medium businesses. When visitors come to the Web site, they are provided with a listing of categories to better help pinpoint their needs. After choosing a category they are brought to a Web page with listings of companies

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that provide the specific services required by the business owner.  For example, when a  potential customer visits the Company's Web site seeking funding for an equipment lease, they are instructed to click on "Equipment Lease Financing" as the category on the Web page, that action takes them to a new Web page dedicated to the various types of equipment loans, such as $1 buyout or fair-market value leases. The customer will then choose the appropriate subcategory, and be immediately taken to an application to be filled out and then processed by the Company for credit approval.

After contacting the Company, either directly or through its Website, CCI begins to process the lease funding, first by taking an application from the potential lessee. Upon receiving the completed application, the Company verifies bank balances and credit history. Based on this information, the Company sends the application for approval to an appropriate lending institution that is within its or CLC's network of lenders.

Once the lease funding has been approved by the lender, the Company typically receives a commission equal to five (5%) percent of the total amount financed. In some cases the commission may be more or less depending on the type of equipment being leased, whether it is new or used, the interest rate charged by the bank, and the lessee's credit score. The average lease to date has been $20,562.00 Currently, the Company provides the following service on its web site:

Equipment Lease Financing:

According to Manifest Funding Services, the equipment leasing industry has grown to over $100 billion a year industry.  CCI through its Global E-Commerce financial network offers lease financing. The Company links leasing companies ("lenders") to businesses. These transactions take place on a secure platform enabling safe, timely and cost effective transactions on-line. The platform is secured by Verisign, a leader in digital identification and authentication services.

As the Company grows, it plans to provide products such as the following:

Broker, Sales and Service of Business Loans

The Company will focus marketing efforts on attracting small businesses that do not meet all of the credit criteria of commercial banks and other such lending institutions. In turn, the Company will provide a listing of non-conventional lenders whose business is to provide secured business loans. The security for these loans, while subject to the policies and procedures of the lender, may include real property, personal guarantees, pledges of securities, assignments of contracts, inventories, life insurance policies, etc.

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2.  Marketing and Distribution

While the Company is directly servicing approximately one hundred thousand ($100,000) dollars in equipment leasing financing that it is self-funded, the core business of CCI is marketing other companies' financial services to potential customers who contact the Company on the phone or visit its on-line Web site or physical location.  Clients (lease funding sources)  and customers can navigate the Company's website by "clicking" on the desired service or activity. The user is then seamlessly brought to the appropriate page, where once again the user may choose an option simply by clicking on the appropriate item. The page that opens gives information specific to the topic. In addition users have the option of linking directly to other sites which provide information such as stock quotes, investment publications, or to contact the Company via e-mail. The Company defines this as a "Single Platform Solution".

Most major banks and financial institutions provide Internet access to accounts, products and services. The Company includes some of these banks in its client base.

 Customers are provided with the capability to find useful information pertaining to to equipment financing such as credit criteria, lease payment calculations and the ability to electronically complete lease applications for equipment financing which is submitted directly to the funding source by e-mail.

One of a number of advantages to conducting business over the Internet is the global nature of the medium. Simply put, it provides an international audience. While the Company plans to include international leasing in the future, it plans to do so solely within the scope of its brokerage activities. As of yet it has not brokered any international lease agreements. However, many of the banks within the Company's and CLC's networks are capable of providing international services. If and when the opportunity arises, the Company will on a commission basis based upon the size of the transaction, the country of origin, and equipment being leased broker such leases. As brokers the Company does not assume any responsibility in terms of risks or costs of special measures associated with international business. These factors are assumed by the lending institution.

Integrated markets allows the Company to connect seamless network to markets, market to mediums, and mediums to people at every level, anywhere and at anytime. This kind of marketing allows previously local products and services to be marketed nationally, even worldwide, for a fraction of the cost associated with traditional advertising. This model of marketing incorporated into simple everyday methods allows the Company to help customers market their financial services, which in turn helps CCI develop a greater market presence.

The Company currently solicits clients (funds providers) and customers (borrowers) by direct mail and telemarketing. The Company is building a database of clients and potential clients through its direct mail and marketing activities that includes whether or not the client has its own site, email and

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what type of Internet advertising they are using. The Company offers them several advertising banners to choose from for addition to their web site to connect to the Company.  The Company includes its web site on every piece of correspondence, whether it is an invoice, application or bill reminding the client and the customers to visit its web site.

Currently the Company has developed most of its business through telephone contact, about 98% of all inquiries are telephonic. The Company does not keep a database to determine how many of these telephone contacts were generated by the website. Actual website applications represent nearly the balance (2%) of the Company's activities while in-person contacts are statistically insignificant.

Key Partners and Strategic Alliances

A key component to the success of the Company's endeavor will be to establish relationships with companies that will offer lease funding services. Through its relationship with Capital Leasing Corporation, the Company has begun to collaborate with brand name financial services providers. The Company believes these collaborations will help the Company gain market presence and allow the Company to continue to grow.

To date the Company has seven (7) self-funded customers and eighty-five (85) customers that are funded by Company clients (banks). Currently the network of active clients funding leases consists of six (6) banks.

The Company has a Broker Agreement with Capital Leasing Corporation, which is attached as an exhibit to this registration statement. Pursuant to the terms of the Agreement, CCI receives a commission for brokering leases for capital equipment through CLC. There is no other relationship between the two companies other than the contractual agreement annexed hereto.

CLC has access to a number of financial institutions through the brokerage agreements obtained by it.  It receives a commission for each lease it brokers through its agreements.  In turn CLC pays CCC a commission out of the proceeds of its commissions.

The Company  is able to include among its strategic alliances the following well-known financial institutions:    Manifest,  US Bank, Financial Pacific, Pawnee Bank, Marlin, and Advanta. These firms are included in the  CLC main brokerage agreement, and have provided funding to our customers on prior occasions.

These firms provide capital for leased equipment throughout the United States primarily in small ticket (less than $75,000) lease transactions. The Company has brokered leases for each of these firms.

The Company believes that developing a network with brand name providers will allow the Company to gain instant credibility as well as to leverage its market presence and financial service expertise.

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MARKETING STRATEGY

Print Advertising: CCI will use the expertise of its management to deploy an advertising campaign through printed text. The Company believes that traditional advertising is still effective and will help in its push to gain market presence. Because of management's background in the advertising industry, this marketing method will be transacted in house, which will result in reduced operating costs.

Electronic Commerce Marketing: One of the Company's most innovative forms of marketing will be on-line. This type of advertising can be accomplished at little to no cost in some instances. The Company plans to use E-mail and Usenet by sending e-mail notices to our past and current customers as well as to the financial institutions encouraging them to advertise on the Web site.

E-mail is a system of the Internet whereby people send private messages to one another around the world or across the street. It is fast, efficient and best of all, free.  Usenet ("News, Newsgroups, User Groups") is a sub-network that evolved out of the need for people to communicate with each other about topics of interest. There are certain restrictions to advertising on the Usenet that do not exist on the World Wide Web. Not withstanding, the Usenet if properly used can be a powerful marketing tool.

Media Center (Television and Radio): Media relations planning and purchasing will be managed at this center. All media for CCI will be run exclusively from this center. The Company believes that a television and radio marketing campaign will greatly enhance the Company's market acceptance and help establish instant credibility amongst its peers.

Sales Promotions and Direct Marketing: This segment will feature individuals trained in sales and direct mail techniques. Segmentation and database marketing will be centered in this department.  Public Relations Center: Corporate and public relations will play a direct role in the Company's success. For that reason, this center will be responsible for handling all publicity for the Company and its management. This center will also serve as liaison between the Company and the brokerage community.

Trade & Industry Publication: The Company will develop a marketing campaign in conjunction with chambers of commerce and other trade organizations. CCI will seek cooperation with these publications to advertise at no cost or a discounted rate on the Company's Web site in return for reduced rate advertising in their publications.

The Company plans to fund all of its marketing plans through brokerage commissions earned. It has budgeted $5000.00 for its direct mail activity for fiscal 2002, and has no budgeted expenses in the other areas for the current fiscal year.  The success of this marketing plan is dependent on the financial growth of the Company. As finances permit the Company plans to establish a Public and Shareholders Relations Department to direct the activities described above. The Company has of yet  not dedicated funds for this activity for the 2002 fiscal year.

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Much of the Company's sources for the marketing efforts described above come from cooperative marketing  with the Company's funding sources. The company whose services are marketed on the Company's web site pays for direct mail, television, print or radio advertising that not only includes promotional information about their company but also about CCI. To date, the Company has used Internet banner ads, and direct mail as its primary promotional activity.  The Company's places its advertising banners on its clients' websites directing anyone who is interested in equipment leasing to the Company's site. The Company  has mailed advertising material to about one-hundred people with whom the Company has had contact at various trade shows. Additionally, the Company sends e-mails advertising its services to potential customers (lessees) who after browsing the website, request additional information by e-mail. The Company uses e-mail to advertise to potential customers who advertise in trade journals and other publications.

Status

The Company has no other products or services, which have been publicly announced.

The Company currently operates its Web site at www.capital4u.com. The Web site is active and provides services in the areas of Equipment Leasing financing, stock quotes, and investment publications. Of these services only Equipment Leasing financing is income generating, stock quotes and investment news and information is "fill" content that is often of interest to corporate financial professionals. The Company provides this information in the hopes of attracting these professionals and to provide an incentive for them to regularly visit the web site.

Competition

The market for financial services is rapidly evolving and intensely competitive. The Company currently competes with a significantly large number of other companies. The Company's direct competitors include various financial service companies i.e. Citi-Corp, GE Capital, American Express, along with a number of other bank's and financial institutions. The Company potentially faces competition from a number of large on-line communities and services that have expertise in developing on-line commerce and facilitating on-line person-to-person interaction. Certain of these competitors, including Amazon.com, America On Line, Inc., and Microsoft Corporation, currently offer a variety of business to consumer financial services and classified advertising services. Competitive pressures created by any one of these companies, or by the Company's competitors collectively, could have a material adverse effect on the Company's business, its results of operations and financial condition.

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Because electronic commerce is a relatively inexpensive form of advertising it has become a very chaotic industry, searching for standards to build on.  The Company believes it can compete effectively by focusing on its concept of being a one stop financial solution on a secure platform. In addition to the fact that technology has improved, the Company has the advantage that as a broker of lease financing it is able to offer the same rates as major banks while at the same time because of its limited niche market (small to medium companies) and careful credit policies should enjoy lower bad-debt risk than its large competitors with broader lending policies.

Competitive Position

The Company is not unique and similar services can be found both on-line and through traditional financial markets. The Company in recognition of this fact has set its strategy to a wide but much less broad market than many of its competitors. There is a sufficient customer base to support the Company's financial growth in the area of small and mid-sized businesses. Small businesses represent the largest segment of the commercial market. The Company believes the difference of focusing its customer service in this market segment will allow the Company to successfully exploit this segment of the market.

Sources Service Providers

The Company's provides financial services through an agreement with Capital Leasing Corporation. Capital Leasing has financial brokerage agreements with: Manifest Funding Services, Lyon Financial, Marlin Leasing, Plymouth Leasing, Pacific Financial, Perfect Capital and US Bank. The Company's agreement with Capital Leasing is included as an exhibit to this registration statement and provides the Company access to each of Capital Leasing's funding sources. No other relationship exists between CLC and the Company other than its Broker Agreement.

In addition to the funding sources made available through its agreement with CLC, the Company currently self-funds seven (7) leases in the aggregate of about $100,000. As revenues increase it is the plan of the Company to add to its self-funded leasing activities.

Customer Base

The Company is not reliant on a limited customer base.  Company products are attractive to a broad base of businesses.  The Internet provides a broad based availability to reach large numbers of potential clients. The use of electronic media to solicit clients and customers allows the Company to market throughout the United States, and even the world. Currently the Company's focus is the U.S. primarily because it is still developing its database of lenders and increasing its revenues.

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The Company currently services in excess of 90 leases most of which came under contract during fiscal 2001 and early 2002. All of its customers are within the United States.

The Company's prime customer base is comprised of small to mid-sized companies seeking lease financing. In a report prepared for the United States Small Business Administration by Joel Popken and Company, December 14, 2001, Popken and Company states that small business accounted for 49% of the gross national product for that year, and further anticipates that this percentage will grow to 52% over the next year. Clearly this research commissioned by the US Small Business Administration indicates the breadth of the Company's target market of small and mid-sized companies.

Contracts

The Company has no patents. CCI has obtained a trademark of the name Capital Connection, Inc. The Company has no franchises, labor agreements or royalty agreements.

It leases its premises on a month-to-month basis.

 Regulatory Requirements or Licensing.

The Company does not need for governmental approval for any of its products and services. At present, the Company primarily matches service providers with potential customers although it is providing nearly $100,000 in direct financial services. Since the lease funding provided is solely commercial, that is business not consumer financing, the Company is not subject to banking laws. The Company complies with the appropriate sections of the Truth in Lending Laws, and the Uniform Commercial Code.

Many of the service provider companies which participate in both business to business and consumer lending are subject to various levels of regulation by federal, state and local agencies.  It is ultimately the responsibility of the user who purchases services from these organizations to insure that they are in compliance with these regulations.

Due to the increasing popularity and use of the Internet and other on-line services, it is possible that a number of laws and regulations may be adopted with respect to the Internet and other on-line services covering issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Although sections of the Communications Decency Act of 1996 ("CDA") that, among other things, proposed to impose criminal penalties on anyone distributing "indecent" material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, there can be no assurance that similar laws will not be proposed and adopted. Certain members of Congress have recently discussed proposing legislation that would regulate the distribution of "indecent" material on the Internet in a manner they believe would withstand constitutional challenges. The nature of such similar legislation and the manner in which it is interpreted and enforced cannot be fully determined and, therefore, legislation similar to the CDA could subject the Company and/or its customers to potential liability.

In addition to the CDA, the Company voluntarily complies with the Internet Privacy Policy and the Federal Consumer Privacy Disclosure law.

The Company has not yet made a determination if it will use its web site to post its annual report and proxy statement once it becomes a public entity.

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  Effect of Current or Future Regulation on the Company

At the current time there are no governmental regulations that have an affect on the Company. The Company provides financing  opportunities to match business owners with various financial service providers.

Once a public company the Company will be required to report quarterly results (Form 10-Q), an annual report (Form 10-K), an annual preliminary and definitive proxy statement (Schedule 14a), as well as other public disclosures, such as the Form 8K with the Securities and Exchange Commission. While there are costs associated with these filings, the Company has yet to have been required to make any such filing and therefore is unable to determine the associated costs, although it recognizes these costs may be significant.

Researches and Development

The Company does not manufacture or develop any products.  It is a service company and therefore has no research and development costs to pass on to its customers.

 Cost of Compliance with Government Regulation

The Company has no costs at this time in compliance with the various Internet regulations. The Company further anticipates that the cost of compliance with SEC disclosure requirements will be significant and will include legal fees, accounting fees, mailings and filing costs associated with making these disclosure's compatible with the Commissions electronic filing regulations.

Total Number of Employees

The Company currently has 5 full time and 2 part time employees.

REPORTING REQUIREMENTS TO SHAREHOLDERS

CCI is currently not required to provide an annual report to its shareholders. However, the Company may voluntarily provide shareholders with an annual report, which would include audited financials.

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CCI is not required to file any reports with the Commission at this time. However, the public may read and copy this  registration statement and any future filings that may become required upon the effectiveness of this registration statement at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

The Company has filed this registration statement, and will file all future reports electronically, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at "http://www.sec.gov">http://www.sec.gov.

The Company's web site address is "http://www.capital4u.com">www.capital4u.com.

Description of Property

The Company does not own any property other than business machines, computers and telephonic equipment. All of its equipment is in good working order. Its principal location, 1301Seminole Blvd., Suite 170, Largo, Florida 33770 is rented.  At the present time the Company has no investment policy with respect to any real estate transactions. Pursuant to the By-laws the Board of Directors has the sole discretion for any such investment without limitation. Any change in this regard would require the vote of the shareholders. While in the absence of a policy at the current time, potential conflicts of interest may arise, the company has no short-term plans for acquisition or lease of any real property and any such lease or acquisition requires the approval of the Board of Directors.

Legal Proceedings

There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any such proceedings pending in any court of competent jurisdiction.  No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

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No executive officer or director has been found by any court of competent jurisdiction to have had violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures Trading Commission.

Markets for Common Equity and Related

Shareholder's Matters

There is no public market at this time for the Company's securities. There is no guarantee that a public market will develop for the shares of Common Stock of the Company.  The Company has 50,000,000 shares of common voting stock authorized. There are no preferred shares authorized at this time. Currently the issued and outstanding shares of common voting stock are 9,396,400. There are no options or warrants by which the Company is bound, requiring them to issue additional shares of common stock. Of the 9,396,400 shares issued and outstanding the total number of free trading shares is 9,123,800 and 272,600 are restricted pursuant to Rule 144.

The Company has 63 shareholders.

The Company has not declared any dividends on its shares. The payment of dividends, if any, in the future, rests within the discretion of its Board of Directors. The Company has not declared cash dividends since its inception, and because it intends to reinvest any earning in the development of its business, it has no present intention of paying cash dividends on its Common Stock.

Description of Securities

The Company is authorized to issue 50,000,000 shares of Common Stock, $.00001 par value per share. Of this, 9,396,400 shares are currently issued and outstanding. Each outstanding share of Common Stock is entitled to one vote, in person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders.

The holders of Common Stock (i) have equal ratable rights to dividends, funds, legally available thereof, when, and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; and (iii) are entitled to one non-cumulative par share on all matters on which shareholders may vote at all meetings of the shareholders.

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All shares are non-assessable, with no personal liability attaching to the ownership thereof. The holders of shares of Common Stock of the Company do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all directors of the Company if they so choose and, in such event, the holders of the remaining shares will not be able to elect any of the Company's directors.

Management's Discussion and Analysis

Plan of Operation

The Company's strategy over the next twelve 12 months will be to design a global commerce network to offer flexible in-depth financial services allowing businesses and consumers to seamlessly interact with them to meet their financial needs.

The Company has developed a comprehensive marketing plan to market its Internet Web site. The Company plans to aggressively seek out key partners and strategic companies.

Management's Discussion of Current Financial Condition

The Company's financial condition is such that while it has not yet begun to generate sufficient revenues to support it operations throughout fiscal 2002, it has increased revenues to $53,000 over the nine (9) month interim period of fiscal 2002.  This represents an increase of $41,757 over fiscal 2001.  This increase is the result of operating  activities. Operating expenses have also increased over the same period to $162,354.  The increase is the result of increased legal and accounting fees associated with transforming the Company from a privately held corporation to a public one.  General administrative expenses have remained stable.

Revenues for the nine month interim period ending March 2002 were $53,000.  The source of this income was commission fees paid to the Company for matching lenders and borrowers.   Over the prior accounting periods beginning with the fiscal year end June 2000, the Company has sustained losses for each of its two (2) prior fiscal years and through the nine month interim period ending March 2002.  The operational loss for fiscal 2000 was $46,127; for fiscal 2001 $42,530; and for the nine month interim period ending March 2002, $108,405.  The loss in fiscal 2000 is attributable to increased administrative expense.  Fiscal 2001 saw a reduction in the operating losses of the Company as these expenses diminished.  The increase in operating expense in the interim period of 2002 is a result of growth, i.e. an increase in payroll expense due to new hires, as well as a significant increase in accounting and legal fees associated with the transformation of the Company from private to public. Administrative expense for the interim period remained generally stable at $49,386.  However payroll expense for the same period increased from $18,000 to $79,000.  This increase is related to the additional employment of sales and customer service personnel as the officers and directors of the Company continue to serve without compensation.

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The Company still faces very real challenges both quantitatively and qualitatively as it attempts to grow its business. The Company may incur significant expense due to changes in Internet infrastructure, improvements to software, and telecommunications technology. These expenses, should any of these events occur, would be temporary and, in all likelihood,  eventually result in improving the services of the Company. In addition, the  Company is directly affected by the general health of the overall economy and by prevailing interest rates.

In a weak economy, small business growth is more likely to be curtailed. Small businesses are the primary target market of the Company. High interest rates may also discourage small businesses from expanding, or replacing and upgrading equipment resulting in a restricted market environment for the Company.

Total sales revenues increased by $42,706.00 from the end of fiscal year 2001 from $11,243.00 to $53,949.00 for the nine month period ending March 2002.  The increase in sales revenue is attributable to the Company's efforts, through its agreement with Capital Leasing Corporation, to recruit additional lenders to its list of service providers including US Bancorp, Financial Pacific, Marlin Leasing and Pawnee Financial, as well as the seven (7) self-funded lease agreements negotiated by the Company.

The Company believes this increase in cash and/or cash equivalents is encouraging, however, continued losses may make seeking additional funding from outside sources  necessary for the balance of 2002 and beyond.  A related party continues to be willing to provide paid-in capital, if required.  The Company plans to raise capital as well through private and public sources, banking and other credit institutions.

For the short term, the Company plans to issue stock for professional services where appropriate as long the Company is able to negotiate such payments for these services. Under no circumstances, however, will the Company seek to enter into any such stock arrangement with its independent financial auditors.

The Company's business is not seasonal, although in some respects the leasing of heavy equipment for the construction industry tends to be somewhat affected by seasonal trends.

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The Company Web site www.capital4u.com is developed and the Company does not anticipate the need for significant capital expenditures in the near or distant future. An advantage of Internet business relationships is its relatively low cost.

Directors, Executive Officers, Promoters and Control Persons

The Board of Directors and officers of the Company are:

Board of Directors

Name                                                     Age                                 Position

Edward Gibbs                                         58                                     President, CEO,

Amy Teiken                                             35                                     Vice President Business Development

Richard Lishewski                                  37                                     Vice President Marketing

David Pierfy                                             36                                     CFO

Greg Augustyniak                                 44                                     Secretary and Director

All directors of the Company hold office until the next annual meeting of shareholders or until their successors have been duly elected and qualified. At this time, directors do not receive director's fees for serving on the Board of Directors of the Company.

Edward Gibbs: Director and Chief Executive Officer

Born in Columbus, Ohio, Mr. Gibbs holds two Bachelor's degrees in Fine Arts and Graphic Design from Columbus College of Art and Design and the University of Cincinnati, as well as a Master's Degree from Syracuse University. He is experienced in retail business-to-business marketing, which includes having worked for Fortune 100 companies such as Libby Owens, Ltd., Chrysler, Manville, Owens Corning Fiberglass, and United States Gypsum. In addition to his duties as Chief Executive Officer of the Company since 2001, he is the President and Chief Marketing Officer of Zero In Incorporated, an apparel design and printing company.  Mr. Gibbs has held this position continually since April 2000 through the present.  Prior to Zero In, Mr. Gibbs was the Vice-President of  Value City Furniture from December 1998 through September 1999.  Value City is a $600 million dollar  72  retail furniture chain headquartered in Columbus, Ohio.  Prior to assuming responsibility for the marketing efforts of Value City Furniture, he served as Senior Vice President and Creative Architect for Columbian Advertising, Inc. in Chicago, Ill.  He held this post from May 1995 through May 1998.   He has additional advertising experience with Grant Jacoby, Inc. also in Chicago where he was engaged in creating advertising for such well known products and companies such as Hanes, K-Mart, Champion Spark Plugs, Proctor & Gamble, Sears, Home Depot, Lotus, and Gingess Formal Wear. Mr. Gibbs has been an agency owner having built Ohio's eighth largest full service advertising and public relations firm with over 100 employees and $50 million in billings. Mr. Gibbs has received numerous awards, including "Clios" and recognition from art directors clubs from New York, Chicago, Detroit and Toledo. In 1995, Mr. Gibbs was awarded a Business Marketing Pro-Com award for the best business Ad Campaign in America. In 1997, Promotions Magazine selected his campaign for NASCAR racing and the Gillette Company as one of the top ten best campaigns of the decade. He has been Chief Executive Officer of the Company since its inception.

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Amy Teiken:  Vice President Business Development and Director

Ms. Teiken, a graduate of the University of Colorado at Boulder with a Bachelor's of Science degree in Business Administration, has spent the last five (5) years working in the industrial equipment commercial finance and leasing area. As Branch Credit Manager for Associates Commercial Corporation, Ms. Teiken manages the Denver Industrial Equipment Regional Office's Credit Department, where she oversees the new business finance and lease application process as well as the department's human resources activities. Previously, she served as a District Sales Manager for Associates Commercial Corporation where she was responsible for industrial equipment loans and leases in Colorado and Wyoming. In this position, she increased territory revenue volume by 15 percent in a single year and increased market share by seven percent. She has also served as Portfolio Manager and Business Analyst.

Richard Lishewski:   Vice President Marketing and Director

Mr. Lishewski is a graduate of Ohio State University with a Bachelor's Degree in Marketing; he is also a Certified Personnel Consultant. He is Director of Recruiting for Price Waterhouse Coopers Management Consulting Services, where he is  responsible for the development of e-business and enterprise resource planning.  Mr. Lishewski directs all e-business competitive sourcing efforts and coordinates e-business recruiting. Previously, Mr. Lishewski was a Senior Executive Recruiter for AIM Executive Inc., a Denver based human resources firm that provides executive search and recruitment services, professional contract staffing and services under the EnterChange brand, corporate, outplacement, and career management consulting. He developed new sales territories and accounts, achieved sales objectives which shortened the recruiting cycle by 30 percent and established long-term corporate client relationships which yielded a 97 percent customer retention rate. His prior experiences include First Investors' Corporation, where he opened and managed 100 active accounts that generated nearly $200,000 in commissions.

David Pierfy:  Chief Financial Officer and Director

Mr. Pierfy was graduated from Syracuse University in May 1992 with a B.S. in Accounting. He worked at Price Waterhouse LLP in New Jersey as an auditor from September 1992 until September 1995 participating in and conducting a variety of audits for clients that included Bristol Myers Squibb, Bethlehem Steel, Chase, and Datatflex. He received his CPA from the State of New Jersey in February 1995. In September 1995 he served as Chief Financial Officer of Airship International Ltd. This position grew in scope and responsibility as Chief Financial Officer for Trans Continental Records, Inc., which handles all administrative and financial matters for Airship International, Chippendales, and several other affiliated companies. In October 1998, Mr. Pierfy formed Independent Management Services, Inc. This company provides business management services to small companies, particularly, entertainment-related ventures.

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Gregory R. Augustyniak:  Secretary and Director

Mr. Augustyniak graduated from the University of Toledo in 1989 with a degree in Finance. He moved to Chicago in 1990, where he began his career as a stockbroker. In 1992, Mr. Augustyniak took a position with Chatfield Dean & Co. as an assistant Compliance Officer and then as a Branch Compliance Officer in 1993 for their Denver, Colorado, branch. After serving g as Branch Compliance Officer for the company's Irvine California branch, he took a position with Trans Continental Records in September 1995 as Director of Merchandising for a number of musical groups, including 'N Sync and the Back Street Boys. Currently none of the executive officers of the company are full-time employees, and do not receive any compensation from the company. It is anticipated that some will have an opportunity to become full-time employees during the fiscal year ending 2002.

In addition to the Board of Directors, Sayid and Associates LLP serve as the Company's outside Counsel. Pursuant to its retainer agreement Sayid and Associates may acquire up to 4.9% of the common shares of the Company as payment for legal services rendered.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security ownership of certain beneficial owners.

Title of/Class	Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent
Common Voting Stock	Shelly Newman: 1290 Gulf Blvd., # 1802, Clearwater, FL 33767	9,000,000 Shares Individual	94.4%

None of the officers or directors own stock in the Company, nor are there any contracts, options or warrants currently in place to provide them with equity ownership.

Note:

Shelley Newman has preemptive rights to maintain her respective percentage of ownership in the Company in the event of any future issuance of stock. The effect of such provision is that as the founding shareholder has the right to anti-dilution measures by virtue of contract. All stock certificates issued shall bear a legend notifying current and prospective shareholders of the existence of this provision.


The Company does not have any contracts or agreements with any promoters for the sale of their common equities. There are no agreements that would create a change of control in the company.

There are no family relationships among the directors and officers.

Executive Compensation

The executives of the company currently serve with no compensation.

Certain Relationships and Related Transactions

During the year ended June 30, 2000 certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.

During the years ended June 30, 2000 and 2001, two full time employees of the Company paid expenses in behalf of the Company amounting to $13,310 and $15,429, respectively. The balance due to the employees as of June 30, 2001 for the expenses amounted to $28,739.

The Company has not issued, either directly or indirectly, anything of value to any promoter, including money, shares, property, assets, contracts or options of any kind.

The Company has not granted any material underwriting discounts or commissions upon the sale of securities to any party who was or is to be a principal underwriter or is controlling person or member of a firm that was to be a principal underwriter. There have been no transactions either to purchase or sell assets of the Company extraordinary to the normal business operations of the Company.

Ms. Shelley Newman, the Company's principal shareholder, has no interest in any transaction to which the Company is a party.


Part II

Market Price and Dividends of the Registrant's Common Equity and Related Shareholder Matters

The Company's stock is not being traded on any public exchange and currently there is no public trading market for the shares.  As stated earlier in the document, the Company is authorized to issue 50,000,000 shares of Common Stock, $.00001par value per share. Of this, 9,401,400 shares are currently issued and outstanding.  Each outstanding share of Common Stock is entitled to one vote, n person or by proxy, on all matters that may be voted upon by the owners thereof at meetings of the shareholders. Of the issued and outstanding shares 9,072,600 shares are subject to Rule 144.

Legal Proceedings

There are no legal proceedings, pending or completed against the Company, its directors, executive officers, or of any business that any such person was a general partner or executive officer.

None of the directors or executive officers has been convicted of any criminal offense (excluding traffic violations and other minor offenses) nor are any such proceedings pending in any court of competent jurisdiction.

No executive officer or director has been the subject of any judgment or decree by any court of competent jurisdiction revoking, suspending or enjoining any such executive officer or director of the Company or otherwise limiting in any way the participation of such person in the total involvement of business, securities or banking activities.

No executive officer or director has been found by any court of competent jurisdiction to have violated a federal securities or commodities law, including any such finding by the Commission or Commodity Futures Trading Commission.

CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES.

The Company has and continues to employ James E. Scheifley & Associates PC as its independent auditors. Over the last two fiscal years this firm has provided these services.

There have been no disagreements in with the accountants on accounting and financial disclosures.


Audit Committee Report

The Board of Directors in its entirety serves as the Audit Committee for the Company. The Board of Directors has reviewed the audit and discussed its contents with the auditor.  Based upon its review and discussion with its auditor, the Board of Directors has recommended that the audit be made a part of its annual 10 K report.

Sales of Unregistered Securities

On June 30, 1999 the Company sold 296,400, 143,300 common voting shares of this was for cash at a sales price of $ .50 per share, and 153,100 were issued for services rendered through a Private Placement relying upon an exemption provided by Rule 504 of Regulation D of the Securities and Exchange Act of 1933, as amended for limited offerings not exceeding $1,000,000.

The aggregate offering was for 2,000,000 shares of common voting stock at a price of $.50 per share ($1,000,000.) in a best efforts offering. The Company concluded this Private Placement with the sale of 296,400 shares of which 143,300 were for cash. This resulted in an aggregate cash value of $71,650. Additionally, the Company sold 153,100 at a value of $.50 per share for services rendered.

The aggregate value of the shares for services was $76,550.  The total aggregate offering value is $148,200.00

The Company did not rely on securities brokers or promoters in this private placement. Shares were sold through the Company's authorized officers, directors and employees.

Below is a table that describes the sales of the Company's equity under these Private Placements:

Name of Investor	Date Purchased	No. of Shares	Price per Share	Total Consideration
James Albany, Jr.	May 27, 2000	2,000	$.50	$ 1,000.00
Jeffrey Augustyniak	May 26, 2001	25,000	$.50	$12,500.00
Laura Augustyniak	June 22, 2001	1,000	$.50	$ 500.00
Mark Augustyniak	June 01, 2000	2,000	$.50	$ 1,000.00
Cory Blazer	July 16, 2001	4,000	$.50	$ 2,000.00
David Baron, Sr.	July, 16, 2001	2,000	$.50	$ 1,000.00
Scott Bennett	May 22, 2001	500	$.50	$ 250.00
Steven Berecz	Sept. 19, 2001	5,000	$.50	$ 2,250.00


Name of Investor	Date Purchased	No. of Shares	Price per Share	Total Consideration
Anna Bevilaqua	Aug. 03, 2000	4,000	$.50	$ 2,000.00
Louis Bevilaqua	Aug. 03, 2000 Jan. 19, 2001	8,000 4,000	$.50 $.50	$ 4,000.00 $ 2,000.00
Keith Burrer	June 07, 2000	4,000	$.50	$ 2,000.00
Peter Chiaraimonte	Oct. 11, 2001	2,000	$.50	$ 1,000.00
Diane M. Crawford	Sept. 17, 2001	4,000	$.50	$ 2,000.00
Thomas Crawford	Feb. 02, 2001	5,600	$.50	$ 2,800.00
Phyllis M. Dailey	Nov. 07, 2001	4,000	$.50	$ 2,000.00
Robert W. Dailey	May 22, 2001	4,000	$.50	$ 2,000.00
Sean De Coater	May 22, 2001	500	$.50	$ 250.00
William Doyle	Aug. 26, 2001	10,000	$.50	$ 5,000.00
Robert L. Dumnire	Sept. 30, 2001	10,000	$.50	$ 5,000.00
Matthew Ewonatis	June 7, 2000	2,000	$.50	$ 1,000.00
Michael Federigos	May 22, 2001	1,000	$.50	$ 500.00
Robert Fishetti	June 1, 2001	1,000	$.50	$ 500.00
Jeffery Gates	May 15,2001	2,000	$.50	$ 1,000.00
Budhir Gazaleh	Oct. 23, 2001	4,000	$.50	$ 2,000.00
Dave Hanna	July 30, 2001	4,000	$.50	$ 2,000.00
Marvin L Levy & Bette Ivey Family Trust	Nov. 7, 2001	2,000	$.50	$ 1,000.00
Patricia Johnson King	June 24, 2001	2,000	$.50	$ 1,000.00
Douglas Jones	Nov. 15, 2001	8,000	$.50	$ 4,000.00
Steve Jones	June 01, 2001	4,000	$.50	$ 2,000.00
Jack Kapanka	June 01, 2001	2,000	$.50	$ 1,000.00
Anna Kelley	July 30, 2001	16,000	$.50	$ 8,000.00
Christopher Kelly	July 30, 2001	16,000	$.50	$ 8,000.00
Robert Kelley	Sept. 15, 2001	15,000	$.50	$ 7,500.00

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Name of Investor	Date Purchased	No. of Shares	Price per Share	Total Consideration
James Krieger	July 7, 2001	10,000	$.50	$ 5,000.00
Carl P. Kruse	Oct. 30, 2001	3,500	$.50	$ 1,750.00
Gary Leone	June 24, 2001	2,000	$.50	$ 1,000.00
Louis Leone	June 24, 2001	3,500	$.50	$ 1,750.00
Michael Lipscome	June 22, 2001	3,000	$.50	$ 1,500.00
Kim Mars	May 22, 2001	4,000	$.50	$ 2,000.00
Leonardo Mollings	July 16, 2001 July 23, 2001	5,000 5,000	$.50	$ 2,500.00 $ 2,500.00
Kathleen O'Brien	June 1, 2001	3,000	$.50	$ 1,500.00
Daniel W. Panning	Oct. 24, 2001	5,200	$.50	$ 2,600.00
Kevin Riley	July 16, 2001 July 23, 2001	2,000 8,000	$.50	$ 1,000.00 $ 4,000.00
Robert Schiedman	June 01, 2001	2,000	$.50	$ 1,000.00
James E. Skertic	Oct. 02, 2001	4,000	$.50	$ 2,000.00
Craig Steele	June 07, 2001	2,000	$.50	$ 1,000.00

The following table shows the shares paid for services.  All shares are valued at  $.50 per share.

Name of Service Provider	Date of Service	Type of Service	No. of Shares Issued	Total Consideration
Sayid and Associates LLP	June, 1999	Legal Services associated with Private Placement	100,000	$50,000.00
John De Lisa	July 1999- Dec 1999	Public Relations	600	$ 300.00
James Bailey	Aug. 1999	Lease Broker Contract	20,000	$ 10,000.00
Peter Issacs	Aug. 1999	Web Site Design	800	$ 400.00
Steven Parr	Sept. 1999	Software consultant-engineer	2,400	$ 1,200.00
James Grady	Oct. 1999	Purchase sales leads	3,000	$ 1,500.00
Lisa Gibbs	Oct. 1999	Artwork for Mailer	1,200	$ 600.00
Armando Mizio	Jan. 2000	Accounting and bookkeeping (not affiliated with indep. auditor.)	500	$ 250.00
John De Lisa	Cal. Year 2000	Public Relations	1,200	$ 600.00
Craig Kroeger	Jan. 2000	Printing	4,800	$ 2,400.00
Thomas Bolger	Jan. 2000	Consulting	3,000	$ 1,500.00
Michele Driscoll	Jan. 2000	Bookkeeping	1,100	$ 550.00
David Joseph	March 2000	Telephone installation	1,700	$ 850.00
Robert Kelley	May 2000	Construction- welding	5,000	$ 2,500.00
Jeffrey Marriott	June 2000	Consulting	500	$ 250.00
David Sala	July 2000	Consulting	1,000	$ 500.00
Thomas Fredericks	Dec. 2000	Purchase Leeds	2,000	$ 1,000.00
Armando Mizio	Jan. 2001	General Accounting	500	$ 250.00
Douglas Jeric	July 2001	Tax Consulting	2,200	$ 1,100.00
Jennifer Zimmerman	Jan. 2001	Web site design	500	$ 250.00

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Item 5. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes and empowers the Company to indemnify the directors, officers, employees and agents of the Company against liabilities incurred in connection with, and related expenses resulting  from any claim, action, or suit brought against any such person as a result of his relationship with the Company, provided that such acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the Company in connection with acts or events on which such claim, action or suit is based. The finding of civil or criminal liability on part of such persons in connection with such acts or events is not necessarily determinative of the question of whether such persons have met the required standard of conduct and are accordingly entitled to be indemnified. The foregoing statements are subject to detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

<age> 23

Part F/S

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Shareholders

Capital Connections, Inc.

We have audited the balance sheet of Capital Connection, Inc. as of June 30, 2001 and the related statements of income, changes in stockholders' equity, and cash flows for each of the two years then ended. These financial statements are the responsibility of Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position Capital Connection, Inc. as of June 30, 2001 and the results of its operations and cash flows for each of the two years then ended, in conformity with generally accepted accounting principles.

/s/ James E. Scheifley & Associates, P.C.

James E. Scheifley & Associates, P. C. Certified Public Accountants

Dillon, Colorado

October 3, 2001


Capital Connection, Inc.

Balance Sheet  June 30, 2001

ASSETS		JUNE 30,2001
Current Assets:
	Cash	$ 7,288
	Prepaid Expenses	5,000
Fixed Assets, at cost of accumulated depreciation of $14,363.00		22,252
	Prepaid Expenses non current	4,583
Total Assets		39,123

LIABILITIES AND STOCKHOLDER EQUITY
Current Liabilities
	Accounts Payable - Trade	$ 1,208
	Advances From Related Parties	63,739
Total Liabilities		64,947

COMMITMENTS AND CONTINGENCIES
Stockholders' Equity - common stock, $0.0001 par value, 50,000 shares authorized, 9,232,000 issued and outstanding		923
Additional paid-in capital		65,987
Unpaid stock subscriptions		-
Retained Earnings		(89,567)
Total Stockholders' Equity		(22,567)

Total Liabilities and Stockholder Equity		$ 39,123

See accompanying notes to financial statements


CAPITAL CONNECTION, INC.

INCOME STATEMENTS

		YEAR ENDED JUNE 30, 2001	YEAR ENDED JUNE 30, 2000
	Commission Income	$ 11,243	$ 17,260
OPERATING EXPENSES
	Depreciation	7,956	7,040
	Internet and website expenses	270	2,400
	Rent	7,780	3,000
	Payroll Expense	21,402	9,440
	Telephone Expense	6,417	3,806
	Administrative Expense	9,948	37,701
Total Expenses		53,773	63,387

Net Income (before Income Taxes Provision for income taxes)		(42,530)	(46,127)
Net Income		(42,530)	(46,127)
Basic and diluted (loss) per common share		$ (0.00)	$ (0.01)
Weighted average outstanding		9,178,133	9,131,508

See accompanying notes to financial statements.

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CAPITAL CONNECTION, INC

STATEMENTS OF CASH FLOWS

		YEAR ENDED JUNE 30, 2001	YEAR ENDED JUNE 30, 2000
	NET INCOME (LOSS)	$ (45,530)	$ (46,127)
Adjustments to reconcile net income to net cash provided by operations:
	Common stock issued for services	2,350	22,850
	Expenses paid by a related party	13,310	15,429
	Depreciation Expense	7,956	7,040
	Change in Asset and Liabilities (increase) in prepaid expenses	(9,583)	-
	Increase in Accounts Payable	198	1,010
Total Adjustments		$ 14,231	$ 46,329

	Net cash provided by (used in) operating activities	(28,299)	202
Cash provided by investing activities
	Purchase of fixed Assets	(5,213)	(202)
Net Cash provided by investing activities		(5,213)	(202)
Cash provided by financing activities
	Sale of Common Stock	40,800	-
Increase (decrease) in cash, and cash equivalents		7,288	-
	Beginning of Period	-	-
	End of Period	$ 7,288	$ -

Supplemental Cash Flow Information
	Cash paid for interest	$ -	$ -
	Cash paid for income taxes	$ -	$ -
Non cash investing and financing activities
	Contribution of fixed assets by a related party	$ -	$ 35,000

See accompanying notes to financial statements


CAPITAL CONNECTION, INC.

STATEMENT OF CHANGES IN STOCKHOLDER EQUITY

ACTIVITY	COMMON STOCK	STOCK AMOUNT	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	TOTAL
Balance June 30, 1999	9,100,000	$ 910	$ -	$ (910)	$ -
Shares issued for services	45,700	5	22,845	-	22,850
Net loss for year ended June 30, 2000	-	-	-	(46,127)	(46,127)
Balance June 30, 2000	9,145,700	915	22,845	(47,037)	(23,277)
Shares issued for cash	81,600	8	40,792	-	40,800
Shares issued for services	4,700	-	2,350	-	2,350
Net income for year ended June 30, 2001	-	-	-	(42,530)	(42,530)
Balance June 30, 2001	9,232,000	$ 923	$ 68,987	$ (89,567)	$ (22,657)

See accompanying notes to financial statements


CAPITAL CONNECTION, INC.

Notes to Financial Statements

June 30, 2001

Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Delaware on May 21, 1999. The Company is engaged in the business of leasing of capital assets.  The Company acts as a broker between the lessee and lessor.  The Company has chosen June 30th as the end of its fiscal year.

Revenue recognition:

The Company records revenue when lease transactions between lessee and lessor are consummated. The Company's obligations related to the lease transactions in which it participates are limited to brokerage services only and the Company believes that it's commission income is fully earned at the closing of the lease transaction.

Loss per share:

Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the Company has no potentially dilutive securities outstanding.

Cash:

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Fixed Assets:

The Company's fixed assets consist of office furniture and equipment and website development costs. The Company depreciates its equipment utilizing the straight-line method over a period of five years.  Website development costs are depreciated over a three year period.

Estimates:

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.


The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments Stock-based Compensation The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning at its inception. Upon adoption of FAS 123, the Company continued to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees.

The Company did not pay any stock based compensation during any period presented.  Website Development Costs The Company follows the guidelines set forth in Financial Accounting Standards Board EITF Issue No. 00-2" Accounting for Website Development Costs". During the years ended June 30, 2001 and 2000 the Company charged to expense costs related to planning and development of a website amounting to $270 and $2,400 respectively.

Payments to an independent contractor for direct costs attributed to building the website ($3,800 during the year ended June 30, 2001) were capitalized and are being depreciated over a three year period.

Effect of Acounting Pronouncements

SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions that would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement and therefore the reported net loss is equivalent to comprehensive net loss.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective in 1998, the Company adopted SOP 98-1 at its inception, however the Company has not incurred costs to date which would require evaluation in accordance with the SOP.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131") at its inception. SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that


those enterprises report selected information about operating segments in  interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers.  The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has operated in one business activity.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions  and Other Post-retirement Benefits ("SFAS 132") at its inception. SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position. The Company has not initiated benefit plans to date that would require disclosure under the statement.  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings.  The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 - Reporting on the Costs of Start-Up Activities. The statement is effective for fiscal years beginning after December 15, 1998 and requires that the cost of start-up activities, including organization costs be expensed as incurred. The Company adopted the  statement during 1999, however such adoption had no impact upon the financial statements.

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Note 2. Stockholders' Equity.

At inception, the Company issued 9,000,000 shares of its common stock to its founders for services valued at $.0001 per share.  During the year ended June 30, 2001, the Company sold an aggregate  of 81,600 shares of its common stock for cash at $.50 per share and issued 4,700 shares of common stock to consultants at a fair value of $.50 per share. The fair value was based upon the price paid per share by the Company's cash investors.  During the year ended June 30, 2000, the Company issued 45,700 shares of its common stock to consultants at a fair value of $.50 per share. The fair value was based upon the planned offering price of shares to be sold to cash investors.

Note 3. Related Party Transactions.

The officers and directors of the Company are involved in other business activities and may become involved in other business activities in the future. Such business activities may conflict with the activities of the Company. The Company has not formulated a policy for the resolution of any such conflicts that may arise. No officer of the Company received compensation for services provided to the Company. The officers provided minimal services to the Company during the years ended June 30, 2001 and 2000 and do not expect to receive future compensation for services provided to date.

During the year ended June 30, 2000, certain officers of the Company contributed office and computer equipment to the Company having a fair value of $35,000 and the Company has recorded a liability to the officers in that amount. No interest or fixed repayment terms are associated with the liability.  During the years ended June 30, 2001 and 2000, an officer of the Company paid expenses in behalf of the Company amounting to $13,310 and $15,429, respectively. The balance due to the officer at June 30, 2001 for the expenses amounted to $28,739.

Note 4. Income Taxes.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during the period presented.

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The Company has not provided for income taxes during the years ended June 30, 2001 and 2000 as a result of operating losses.  At June 30, 2001, the Company had an operating loss carryforward of approximately $89,000 that may be utilized in future years. The loss carryforward, if unused, will expire $1,000 in 2019, $46,000 in 2020 and 42,000 in 2021.  The Company has fully reserved the deferred tax asset that would arise from the loss carryforward since the Company believes that it is more likely than not that future income from operations will not be available to utilize the deferred tax asset.

The deferred tax asset and the related reserve are as follows:

Deferred tax asset Tax benefit of net operating loss                                              $ 30,000

Less valuation allowance                                                                                             (30,000)

Net deferred tax asset                                                                                                   $         0

During the year ended June 30, 2001 the valuation allowance for deferred tax assets increased by approximately $14,000.


Interim Unaudited Financials

Capital Connection, Inc.

Balance Sheet

September 30, 2001

(unaudited)

ASSETS		SEPT. 30, 2001 (unaudited)
Current Assets
	Cash	$ 2,246
	Prepaid Expenses	20,000
Total Current Assets		$ 26,246

Fixed Assets, at cost net of accumulated depreciation of $16,193.		$ 20,422
Deposits		4,583

Total Assets		$ 47,431

Liabilities and Stockholders' Equity

Current Liabilities
	Advances from related parties	$ 63,739
Total Current Liabilities		$ 63,739

Common Stock, $.0001 par value, 50,000,000 authorized, 9,344,000 issued and outstanding		934
Additional paid in capital		121,976
Unpaid stock subscriptions
Retained Earnings		(139,218)
Total Liabilities		(16,308)
Total Liabilities and Stockholders Equity		47,431

See accompanying notes to financial statements.

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Capital Connection, Inc.

Income Statements

Three Months Ended September 30, 2001 and 2000

(unaudited)

                                               Three Months Ended

		Sept. 30, 2001	Sept. 30, 2000
Commission Income		$ 10,500	$ 9,623
Operating Expenses
	Depreciation	1,830	1,760
	Internet and Website expenses	4,070	3,800
	Rent	7,780	1,855
	Payroll Expense	21,402	13,727
	Telephone Expense	6,417	1,590
	Administrative Expense	15,485	4,325

Net income before income taxes		(46,484)	(17,434)
	Provision for income tax	-	-
Net Income		(46,484)	(17,434)

Per Share Information		$(0.00)	$ (0.00)
Weighted average shares outstanding		9,327,667	9,157,033

See notes to accompanying financial statements


Capital Connection Inc

Statements of Cash Flows

Three Months Ended September 30, 2001 and 2000

(unaudited)

                                                                                                                                Three Months Ended

		Sept. 30, 2001	Sept. 30, 2000
Net Income (Loss)		$ (46,484)	$ (17,434)

Adjustments to reconcile net income to net cash provided by operating activities:
	Common Stock issued for services	-	750
	Depreciation Expense	1,830	1,760

Change in assets and liabilities
	(Increase) decrease in prepaid expenses	(15,000)	-
	Increase (decrease) in Accounts Payable	(1,208)	352
Total Adjustments		(14,378)	2,862

Net Cash provided by (used in) operating activities		(60,862)	(14,572)
Cash provided by financing activities
	Advances from a related party	-	4,400
	Sale of Common Stock	56,000	11,500
Net Cash provided by financing activities		56,000	15,900

Increase (decrease) in cash		(4,862)	1,328
	Cash and cash equivalents beginning of period.	7,288	-
	Cash and cash equivalents end of period.	$ 2,246	$ 1,328

See accompanying notes to financial statements


Capital Connection, Inc.

Notes to Unaudited Financial Statements

September 30, 2001

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation SB of the Securities and Exchange Commission.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.  The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.

The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended June 30, 2001, included elsewhere herein. Basic loss per share was computed using the weighted average number of common shares outstanding. During the three months ended September 30, 2001, the Company sold an aggregate of 112,000 shares of its common stock for cash at $.50 per share.

Subsequent to September 30, 2001, the Company sold an additional 54,700 shares of its common stock for cash at $.50 per share.


Capital Connections, Inc.

Balance Sheet

March 31, 2002

(Unaudited)

ASSETS		March 31, 2002
Current Assets
	Cash	$ 20,448
	Prepaid Expenses	25,000
Total current assets		$ 45,000
Fixed Assets, at cost net of accumulated depreciation of $19,943		34,150
Deposits		4,583
Total Assets		$ 84,181

Liabilities and Stockholders' Equity
Current Liabilities
	Advances from related parties	$ 129,902
Total Current Liabilities		$ 129,902

Stockholders' Equity

Common stock, $0.0001 par value, 50,000,000 shares authorized, 9,402,683 shares issued and outstanding.		940
Additional paid-in capital		151,311
Retained Earnings		(197,972)
Shareholder Equity		(45,721)
Total Liabilities and Shareholder Equity		$ 84,181

See accompanying notes to financial statements


Capital Connections, Inc.

Cash Flows

Nine Months Ended March 31, 2002 and 2001

(Unaudited)

                                                                                               Nine Months Ended

		March 31, 2002	March 31, 2001
Net Income (Loss)		$ (108,405)	$ (30,153)

Adjustments to reconcile net income to net cash provided by operating activities
	Common stock issued for services	0	0
	Depreciation expense	6,530	5,080

Change in assets and liabilities
	(Increase) decrease in pre-paid expenses	(20,000)	0
	Increase (decrease) in Accounts Payable	(1,208)	352
Total Adjustments		(14,678)	5,432

Net cash provided by (used in) operating activities		(123,083)	(24,721)

Cash provided by (used in) investing activities		(15,231)	(4,002)
Net (used in) investing activities		(15,231)	(4,002)

Cash provided by financing activities
	Advances from related parties	66,163	12,423
	Sale of common stock	85,341	16,300
Net cash provided by financing activities		151,504	28,723

Increase (decrease) in cash		13,160	0

Cash and cash equivalents beginning of period		7,288	0
Cash and cash equivalents end of period.		20,488	0

See accompanying notes to financial statements.


Capital Connections, Inc.

Income Statements

Nine Months Ended March 31, 2000 and 2001

(Unaudited)

                                                                                        Nine Months Ended

		March 31, 2002	March 31, 2001
Commission Income		$ 53,949	$ 11,770

Operating Expenses
	Depreciation expense	6,530	5,280
	Outside services	9,204	1,615
	Rent	7,888	7,030
	Payroll Expense	79,835	17,127
	Telephone Expense	9,511	5,015
	Administrative Expenses	49,386	5,856
Total Operating Expense		162,354	41,922

Net Income before income taxes		(108,405)	(30,153)
	Provision for income taxes	0	0
Net Income		$ (108,405)	$ (30,153)
Per share information	Basic and diluted (loss) per share	$ ( .01)	$ (0.00)
Weighted average shares outstanding		9,373,675	9,169,511

See accompanying notes to the financial statements


Capital Connection, Inc.

Notes to Unaudited Financial Statements

March 31, 2002

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year.  The accompanying financial statements should be read in conjunction with the Company's financial statements for the year ended June 30, 2001, included elsewhere herein.

Basic loss per share was computed using the weighted average number of common shares outstanding. During the nine months ended March 31, 2002, the Company sold an aggregate of 170,683 shares of its common stock for cash at $.50 per share.


Capital Connection, Inc.

PART III

Index of Exhibits

EX-3(i) Articles of Incorporation Capital Connections

EX-3(ii) By-Laws

Ex-10 Material Contracts - Sub-Brokerage Agreement with Capital Leasing

EX-99 Private Placement Memorandum

EX-99 Subscription Agreements


Signatures

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:     June 24, 2002                                                               /s/ Edward Gibbs

                                                                                                        Edward Gibbs, President

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